Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS FIRST QUARTER 2023 RESULTS
Company reports net income of $0.06 per diluted share; Adjusted Net Income of $0.09 per diluted share
Cash flow from operating activities of $29 million; Free Cash Flow of $23 million
Industrial Solutions revenues increased 58% year-over-year

THE WOODLANDS, TX – May 2, 2023 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its first quarter ended March 31, 2023. Total revenues for the first quarter of 2023 were $200.0 million compared to $225.2 million for the fourth quarter of 2022 and $176.4 million for the first quarter of 2022. Net income for the first quarter of 2023 was $5.6 million, or $0.06 per diluted share. Net income was $9.0 million, or $0.10 per diluted share, for the fourth quarter of 2022, and $2.5 million, or $0.03 per diluted share, for the first quarter of 2022. Adjusted Net Income for the first quarter of 2023 was $0.09 per diluted share and Adjusted EBITDA was $21.0 million, as compared to Adjusted Net Income of $0.07 per diluted share and Adjusted EBITDA of $21.5 million in the fourth quarter of 2022, and Adjusted Net Loss of $0.00 per share and Adjusted EBITDA of $11.7 million in the first quarter of 2022.
Matthew Lanigan, Newpark’s President and Chief Executive Officer, stated, “Our first quarter continued the momentum from the fourth quarter, marked by solid performance both financially, and against our stated key initiatives. We also continued to return significant value to shareholders through the repurchase of nearly 4% of our outstanding shares in the quarter.
“Our Industrial Solutions segment delivered the strongest first quarter revenue performance in our history, validating the strength of our offering and the robustness of market demand. The utilities and industrial end-markets contributed nearly 80% of our first quarter Industrial Solutions revenues, and we are pleased with our progress to solidify Newpark as a leader in the development of sustainable technologies and services, supporting the energy transition. First quarter 2023 Industrial Solutions revenues included a $36 million contribution from rental and services and $19 million of product sales, resulting in segment operating income of $14.5 million and Adjusted EBITDA of $19.7 million for the quarter. Benefitting from 58% year-over-year revenue growth, the segment has delivered $213 million of revenues, $52 million of operating income and $74 million of Adjusted EBITDA over the trailing 12-month period. Additionally, we are pleased to highlight that we began to ramp up production of our new DURA-BASE® 800 seriesTM mat in the first quarter, which fully integrates with our existing DURA-BASE format and offers a nearly 15% reduction in weight, therefore driving further efficiency in transportation costs and associated carbon emissions without impacting product performance.”
Lanigan continued, “With the effect of the fourth quarter divestitures within the U.S., Fluids Systems delivered revenues of $144 million, operating income of $3.5 million and Adjusted EBITDA of $8.7 million in the first quarter. The first quarter included $69 million of revenues from U.S. land markets, $19 million from Canada, and $56 million from international operations, which included a quarterly record of $53 million from the EMEA region. Corporate office expense increased to $7.8 million in the first quarter, which includes nearly $1 million related to strategic planning activities and an organizational design project.
“Following the end of the first quarter, we’ve implemented several organizational changes to reduce the overhead structure for the evolving business, intended to streamline operational support, remove layers of management and simplify our business support activities to drive decision-making closer to the customer, particularly within Fluids Systems and the Corporate office. These recent actions are expected to generate $6 million of annualized recurring cost savings, with the benefits being realized over the next few quarters.
“Regarding cash flows, we had a very solid start to the year, reflecting the benefits of our recent divestitures and the ongoing business transformation. Cash flows from operating activities was $29 million for the quarter, driving Free Cash Flow of $23 million. Total capital expenditures were $7 million, roughly 95% of which was directed to support our Industrial Solutions expansion in the utilities sector. The usage of our Free Cash Flow and proceeds from divestitures was fairly balanced, with $15 million being used to reduce debt and another $15 million used to repurchase shares,” added Lanigan.
“As we look ahead to the second quarter, we expect Industrial Solutions to deliver modest year-over-year revenue growth, which puts the segment on track to deliver mid-to-upper teens percentage revenue growth for the full year 2023. Fluids Systems is expected to pull back roughly 15% sequentially in the second quarter, reflecting the Canada seasonality and our ongoing efforts to focus on key markets. We expect strong Free Cash Flow generation in the second quarter, including continued robust EBITDA generation in Industrial Solutions along with reductions in Fluids Systems working capital. During the month of April, we completed $5 million of additional share repurchases and our outstanding share count now stands at 85 million shares, a reduction of nearly 10% within the past six months,” concluded Lanigan.
Strategic Actions Update
As part of the Company’s previously disclosed strategic portfolio review, which focused on identifying opportunities for value-creating options in the portfolio, several strategic actions were completed in the fourth quarter of 2022. These actions included the exit of the Industrial Blending business and sale of associated assets, the sale of the Excalibar U.S. mineral grinding business, and the exit of the Gulf of Mexico Fluids operations. During the first quarter of 2023, $21 million of cash was generated primarily from the winddown of the retained working capital from these transactions.
Following these divestiture transactions, Fluids Systems is meaningfully simplified, with operations primarily in North America land and EMEA regions. As of March 31, 2023, the segment has nearly $220 million of net working capital, primarily inventory and receivables, which represents roughly 85% of the segment’s net capital employed.
We continue to evaluate our portfolio, as we streamline operations, monetize working capital in areas that no longer demonstrate a clear pathway to generate sufficient returns, and prioritize investment for high-return growth opportunities.

Segment Results
The Industrial Solutions segment generated revenues of $55.9 million for the first quarter of 2023 compared to $57.5 million for the fourth quarter of 2022 and $35.4 million for the first quarter of 2022. Segment operating income was $14.5 million for the first quarter of 2023 compared to $17.8 million for the fourth quarter of 2022 and $6.4 million for the first quarter of 2022.
The Fluids Systems segment generated revenues of $144.2 million for the first quarter of 2023 compared to $167.7 million for the fourth quarter of 2022 and $141.0 million for the first quarter of 2022. Segment operating income was $3.5 million for the first quarter of 2023 compared to operating income of $4.8 million for the fourth quarter of 2022 and $3.4 million for the first quarter of 2022. The Fluids Systems operating income for the first quarter of 2023 includes $3.2 million in charges primarily related to facility exit and severance costs. The Fluids Systems operating income for the fourth quarter of 2022 included a $1.0 million pre-tax gain related to the Excalibar sale, as well as $1.2 million in charges primarily related to facility exit and severance costs.
Conference Call
Newpark has scheduled a conference call to discuss first quarter of 2023 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, May 3, 2023 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through May 17, 2023 and may be accessed by dialing 201-612-7415 and using pass code 13737710#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days. Please submit any questions for management prior to the call via email to NR@dennardlascar.com.
Newpark Resources, Inc. is a geographically diversified supplier providing environmentally-sensitive products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry; our ability to generate internal growth; economic and market conditions that may impact our customers’ future spending; our customer concentration and reliance on the U.S. exploration and production market; our international operations; the ongoing conflict between Russia and Ukraine; operating hazards present in the oil and natural gas and utilities industries and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering and market expansion; our ability to attract, retain, and develop qualified leaders, key employees, and skilled personnel; our expanding services in the utilities sector, which may require unionized labor; the price and availability of raw materials; inflation; capital investments, business acquisitions, and joint ventures; our market competition; technological developments and intellectual property; severe weather, natural disasters, and seasonality; public health crises, epidemics, and pandemics; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our strategic actions; our divestitures; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; share repurchases; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$200,030	$225,159	$176,438
Cost of revenues	164,738	186,980	150,988
Selling, general and administrative expenses	25,410	24,648	24,433
Other operating (income) loss, net	(261)	(3,995)	50
Operating income	10,143	17,526	967

Foreign currency exchange loss	319	2,332	64
Interest expense, net	2,089	2,321	1,206
Income (loss) before income taxes	7,735	12,873	(303)

Provision (benefit) for income taxes	2,115	3,881	(2,824)
Net income	$5,620	$8,992	$2,521

Calculation of EPS:
Net income - basic and diluted	$5,620	$8,992	$2,521

Weighted average common shares outstanding - basic	88,573	92,324	92,118
Dilutive effect of stock options and restricted stock awards	1,997	1,156	1,821
Weighted average common shares outstanding - diluted	90,570	93,480	93,939

Net income per common share - basic:	$0.06	$0.10	$0.03
Net income per common share - diluted:	$0.06	$0.10	$0.03

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues
Fluids Systems	$144,174	$167,705	$141,014
Industrial Solutions	55,856	57,454	35,424
Industrial Blending	—	—	—
Total revenues	$200,030	$225,159	$176,438

Operating income (loss)
Fluids Systems	$3,466	$4,828	$3,374
Industrial Solutions	14,483	17,751	6,358
Industrial Blending	—	2,322	(886)
Corporate office	(7,806)	(7,375)	(7,879)
Total operating income (loss)	$10,143	$17,526	$967

Segment operating margin
Fluids Systems	2.4%	2.9%	2.4%
Industrial Solutions	25.9%	30.9%	17.9%
Industrial Blending	NM	NM	NM
Summarized operating results (including charges in the Fluids Systems non-GAAP reconciliation table) of our now exited Excalibar business and Gulf of Mexico operations, both included in the Fluids Systems segment historical results, are shown in the following tables:

	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues
Excalibar	$—	$11,922	$14,346
Gulf of Mexico	—	8,011	2,694
Total revenues	$—	$19,933	$17,040

Operating income (loss)
Excalibar	$(77)	$1,127	$833
Gulf of Mexico	(2,311)	(4,023)	(2,617)
Total operating income (loss)	$(2,388)	$(2,896)	$(1,784)

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$23,618	$23,182
Receivables, net	212,694	242,247
Inventories	149,989	149,571
Prepaid expenses and other current assets	9,962	10,966
Total current assets	396,263	425,966

Property, plant and equipment, net	194,626	193,099
Operating lease assets	22,605	23,769
Goodwill	47,174	47,110
Other intangible assets, net	19,471	20,215
Deferred tax assets	2,402	2,275
Other assets	2,330	2,441
Total assets	$684,871	$714,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$23,158	$22,438
Accounts payable	92,600	93,633
Accrued liabilities	37,763	46,871
Total current liabilities	153,521	162,942

Long-term debt, less current portion	78,041	91,677
Noncurrent operating lease liabilities	18,859	19,816
Deferred tax liabilities	7,692	8,121
Other noncurrent liabilities	9,529	9,291
Total liabilities	267,642	291,847

Common stock, $0.01 par value (200,000,000 shares authorized and 111,456,999 and 111,451,999 shares issued, respectively)	1,115	1,115
Paid-in capital	643,004	641,266
Accumulated other comprehensive loss	(65,187)	(67,186)
Retained earnings	8,109	2,489
Treasury stock, at cost (25,129,909 and 21,751,232 shares, respectively)	(169,812)	(154,656)
Total stockholders’ equity	417,229	423,028
Total liabilities and stockholders' equity	$684,871	$714,875

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2023	2022
Cash flows from operating activities:
Net income	$5,620	$2,521
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	7,895	10,452
Stock-based compensation expense	1,738	1,468
Provision for deferred income taxes	(726)	(5,202)
Credit loss expense	272	185
Gain on sale of assets	(554)	(1,606)
Amortization of original issue discount and debt issuance costs	138	178
Change in assets and liabilities:
Decrease in receivables	27,287	5,795
Increase in inventories	(3,870)	(14,812)
Decrease in other assets	1,098	17
Increase (decrease) in accounts payable	(1,233)	11,246
Decrease in accrued liabilities and other	(8,221)	(7,452)
Net cash provided by operating activities	29,444	2,790

Cash flows from investing activities:
Capital expenditures	(6,972)	(7,621)
Proceeds from divestitures	7,153	—
Proceeds from sale of property, plant and equipment	740	575
Net cash provided by (used in) investing activities	921	(7,046)

Cash flows from financing activities:
Borrowings on lines of credit	76,447	69,188
Payments on lines of credit	(90,212)	(65,202)
Purchases of treasury stock	(15,006)	(4)
Other financing activities	(1,499)	(2,711)
Net cash provided by (used in) financing activities	(30,270)	1,271

Effect of exchange rate changes on cash	375	(376)

Net increase (decrease) in cash, cash equivalents, and restricted cash	470	(3,361)
Cash, cash equivalents, and restricted cash at beginning of period	25,061	29,489
Cash, cash equivalents, and restricted cash at end of period	$25,531	$26,128

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA Margin, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Common Share
The following tables reconcile the Company’s net income (loss) and net income (loss) per common share calculated in accordance with GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share:

Consolidated	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net income (loss) (GAAP)	$5,620	$8,992	$2,521
Gain on divestitures	—	(3,596)	—
Facility exit costs and other	2,292	1,303	—
Severance costs	955	216	367
Tax expense (benefit) on adjustments	(682)	(318)	(77)
Tax benefit on restructuring of certain subsidiary legal entities	—	—	(3,111)
Adjusted net income (loss) (non-GAAP)	$8,185	$6,597	$(300)

Adjusted net income (loss) (non-GAAP)	$8,185	$6,597	$(300)

Weighted average common shares outstanding - basic	88,573	92,324	92,118
Dilutive effect of stock options and restricted stock awards	1,997	1,156	—
Weighted average common shares outstanding - diluted	90,570	93,480	92,118

Adjusted net income (loss) per common share - diluted (non-GAAP):	$0.09	$0.07	$—

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
EBITDA and Adjusted EBITDA
The following table reconciles the Company’s net income calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA and Adjusted EBITDA:

Consolidated	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net income (GAAP)	$5,620	$8,992	$2,521
Interest expense, net	2,089	2,321	1,206
Provision (benefit) for income taxes	2,115	3,881	(2,824)
Depreciation and amortization	7,895	8,351	10,452
EBITDA (non-GAAP)	17,719	23,545	11,355
Gain on divestitures	—	(3,596)	—
Facility exit costs and other	2,292	1,303	—
Severance costs	955	216	367
Adjusted EBITDA (non-GAAP)	$20,966	$21,468	$11,722
Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of the Company's free cash flow:

Consolidated	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net cash provided by operating activities (GAAP)	$29,444	$3,072	$2,790
Capital expenditures	(6,972)	(10,553)	(7,621)
Proceeds from sale of property, plant and equipment	740	720	575
Free Cash Flow (non-GAAP)	$23,212	$(6,761)	$(4,256)

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin
The following tables reconcile the Company’s segment operating income calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin:

Fluids Systems	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$144,174	$167,705	$141,014
Operating income (GAAP)	$3,466	$4,828	$3,374
Depreciation and amortization	1,975	2,358	4,057
EBITDA (non-GAAP)	5,441	7,186	7,431
Gain on divestiture	—	(971)	—
Facility exit costs and other	2,292	1,000	—
Severance costs	955	163	152
Adjusted EBITDA (non-GAAP)	$8,688	$7,378	$7,583
Operating Margin (GAAP)	2.4%	2.9%	2.4%
Adjusted EBITDA Margin (non-GAAP)	6.0%	4.4%	5.4%

Industrial Solutions	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$55,856	$57,454	$35,424
Operating income (GAAP)	$14,483	$17,751	$6,358
Depreciation and amortization	5,257	5,482	5,442
EBITDA (non-GAAP)	19,740	23,233	11,800
Severance costs	—	53	68
Adjusted EBITDA (non-GAAP)	$19,740	$23,286	$11,868
Operating Margin (GAAP)	25.9%	30.9%	17.9%
Adjusted EBITDA Margin (non-GAAP)	35.3%	40.5%	33.5%

Industrial Blending	Three Months Ended
(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$—	$—	$—
Operating income (loss) (GAAP)	$—	$2,322	$(886)
Depreciation and amortization	—	—	270
EBITDA (non-GAAP)	—	2,322	(616)
Gain on divestiture	—	(2,625)	—
Facility exit costs and other	—	303	—
Severance costs	—	—	148
Adjusted EBITDA (non-GAAP)	$—	$—	$(468)

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - Trailing Twelve Months (“TTM”)

Consolidated	Three Months Ended				TTM
(In thousands)	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Net income (GAAP)	$(7,752)	$(24,595)	$8,992	$5,620	$(17,735)
Interest expense, net	1,638	1,875	2,321	2,089	7,923
Provision (benefit) for income taxes	480	2,834	3,881	2,115	9,310
Depreciation and amortization	10,111	9,696	8,351	7,895	36,053
EBITDA (non-GAAP)	4,477	(10,190)	23,545	17,719	35,551
Impairments and other charges	7,905	29,417	—	—	37,322
Gain on divestiture	—	—	(3,596)	—	(3,596)
Facility exit costs and other	761	388	1,303	2,292	4,744
Severance costs	153	—	216	955	1,324
Adjusted EBITDA (non-GAAP)	$13,296	$19,615	$21,468	$20,966	$75,345

Fluids Systems	Three Months Ended				TTM
(In thousands)	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Revenues	$145,261	$168,621	$167,705	$144,174	$625,761
Operating income (GAAP)	$425	$(24,193)	$4,828	$3,466	$(15,474)
Depreciation and amortization	3,862	3,598	2,358	1,975	11,793
EBITDA (non-GAAP)	4,287	(20,595)	7,186	5,441	(3,681)
Impairments and other charges	—	29,417	—	—	29,417
Gain on divestiture	—	—	(971)	—	(971)
Facility exit costs and other	—	—	1,000	2,292	3,292
Severance costs	84	—	163	955	1,202
Adjusted EBITDA (non-GAAP)	$4,371	$8,822	$7,378	$8,688	$29,259
Operating Margin (GAAP)	0.3%	(14.3)%	2.9%	2.4%	(2.5)%
Adjusted EBITDA Margin (non-GAAP)	3.0%	5.2%	4.4%	6.0%	4.7%

Industrial Solutions	Three Months Ended				TTM
(In thousands)	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Revenues	$48,883	$51,232	$57,454	$55,856	$213,425
Operating income (GAAP)	$9,754	$10,036	$17,751	$14,483	$52,024
Depreciation and amortization	5,362	5,367	5,482	5,257	21,468
EBITDA (non-GAAP)	15,116	15,403	23,233	19,740	73,492
Severance costs	93	—	53	—	146
Adjusted EBITDA (non-GAAP)	$15,209	$15,403	$23,286	$19,740	$73,638
Operating Margin (GAAP)	20.0%	19.6%	30.9%	25.9%	24.4%
Adjusted EBITDA Margin (non-GAAP)	31.1%	30.1%	40.5%	35.3%	34.5%

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

(In thousands)	March 31, 2023	December 31, 2022
Current debt	$23,158	$22,438
Long-term debt, less current portion	78,041	91,677
Total Debt	101,199	114,115
Total stockholders’ equity	417,229	423,028
Total Capital	$518,428	$537,143

Ratio of Total Debt to Capital	19.5%	21.2%

Total Debt	$101,199	$114,115
Less: cash and cash equivalents	(23,618)	(23,182)
Net Debt	77,581	90,933
Total stockholders’ equity	417,229	423,028
Total Capital, Net of Cash	$494,810	$513,961

Ratio of Net Debt to Capital	15.7%	17.7%

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